Exhibit 99.1
Company Press Release
March 27, 2006
The Cronos Group Takes Action to Resolve Litigation
San Francisco—(Business Wire)—March 27, 2006—The Cronos Group (NASDAQ: CRNS) today announced that it has purchased all the known creditors’ claims against Transocean Equipment Manufacturing and Trading Limited (“TOEMT”). As a result of the acquisition of the creditors’ claims, Cronos believes that it will now be able to bring to a conclusion the litigation brought against Cronos in the U.K. Cronos recognized a charge of approximately $4.1 million in the fourth quarter of 2005 as a result of an agreement it entered into with an unrelated party. Cronos expects to see a significant reduction in litigation expenses in 2006.
The liquidator of TOEMT filed his claims against Cronos in December 2004, alleging that Cronos wrongfully participated in the diversion of funds from TOEMT, dating back to 1991. The liquidator has claimed damages against Cronos of “at least” $41 million, plus interest and costs. Although Cronos believes that the claims are without merit, the Company also believes that the time and legal expenses required to defend the action would be excessive, and detrimental to the day to day operations of the Company’s business.
Dennis J. Tietz, Chairman and CEO of Cronos said, “With the purchase of the claims of the only known creditors of TOEMT, we intend to exercise our rights as creditor to bring an end to the litigation brought by the liquidator against Cronos. Now that we are the real party in interest in the TOEMT insolvency proceedings, there is no point to the prosecution of the litigation brought by the liquidator against Cronos.”
Mr. Tietz added, “Even though we are confident that the liquidator’s claims are without merit, and we are prepared to vigorously defend our position, we also felt it was time to take advantage of the opportunity to purchase the claims of the TOEMT creditors as a means to spare our shareholders, customers, and employees the uncertainty and cost of protracted litigation. We have taken a significant step toward the elimination of the distraction of this litigation, which will enable us to focus 100% on our business.”
Cronos is one of the world’s leading lessors of intermodal containers, owning and managing a fleet of over 446,000 TEU (twenty-foot equivalent units). The diversified Cronos fleet of dry cargo, refrigerated and other specialized containers is leased to a customer base of approximately 450 ocean carriers and transport operators around the world. Cronos provides container-leasing services through an integrated network of offices through state-of-the-art information technology.
This release discusses certain forward-looking matters that involve risks and uncertainties that could cause actual results to vary materially from estimates. Risks and uncertainties include, among other things, changes in international operations, exchange rate risks, changes in market conditions for the Company’s container lease operations and the Company’s ability to provide innovative and cost-effective solutions. For further discussion of the risk factors attendant to an investment in the Company’s common shares, see the Introductory Note in the Company’s Annual Report on Form 10-K that was filed with the SEC on March 22, 2005.

This press release and other information concerning Cronos can be viewed on Cronos’ website at www.cronos.com.
Contact:
Elinor A. Wexler
Vice President-Corporate Communications
(415) 677-8990
ir@cronos.com

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